RICHARDS, LAYTON & FINGER
A PROFESSIONAL ASSOCIATION
ONE RODNEY SQUARE
920 NORTH KING STREET
WILMINGTON, DELAWARE 19801
(302) 651-7700
FAX: (302) 651-7701
WWW.RLF.COM

October 27, 2006

The Royce Fund
1414 Avenue of the Americas
New York, New York 10019

Re:      The Royce Fund Shares Identified on Exhibit A

Ladies and Gentlemen:

We have acted as special Delaware counsel for The Royce Fund, a Delaware statutory trust (the “Trust”), in connection with the matters set forth herein. At your request, this opinion is being furnished to you.

We have examined and relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below, including the following documents:

(a)	The Certificate of Trust of the Trust (the “Certificate of Trust”), as filed with the office of the Secretary of State of the State of Delaware (the “Secretary of State”) on April 12, 1996;

(b)	The Trust Instrument (the “Trust Instrument”) of the Trust, dated as of April 12, 1996, made by the trustees named therein;

(c)
Post-Effective Amendment No. 77 (the “Amendment”), to be filed with the Securities and Exchange Commission on or about the date hereof, to the Trust’s Registration Statement on Form N-1A (Registration Nos. 2-80348 and 811-3599)(as amended by the Amendment, the “Registration Statement”);

(d)	The By-Laws of the Trust dated April 12, 1996 and in effect on the date hereof as approved by the Board of Trustees of the Trust (the “Board”);

(e)
Copies of certain resolutions (the “Resolutions”) adopted by the Board with respect to certain series of the Trust and the issuance of certain classes of shares of beneficial interest in such series of the Trust (as identified on Exhibit A attached hereto, each a “Share,” and collectively, the “Shares”);

(f)	A certificate of the Secretary of the Trust with respect to certain matters, dated October 27, 2006; and

(g)	A Certificate of Good Standing for the Trust, dated October 27, 2006, obtained from the Secretary of State.

Initially capitalized terms used herein and not otherwise defined are used as defined in the Trust Instrument.

For purposes of this opinion, we have not reviewed any documents other than the documents listed in paragraphs (a) through (g) above. In particular, we have not reviewed any document (other than the documents listed in paragraphs (a) through (g) above) that is referred to in or incorporated by reference into the documents reviewed by us. We have assumed that there exists no provision in any document that we have not reviewed that is inconsistent with the opinions stated herein. We have conducted no independent factual investigation of our own but rather have relied solely upon the foregoing documents, the statements and information set forth therein and the additional matters recited or assumed herein, all of which we have assumed to be true, complete and accurate in all material respects.

With respect to all documents examined by us, we have assumed (i) the authenticity of all documents submitted to us as authentic originals, (ii) the conformity with the originals of all documents submitted to us as copies or forms, and (iii) the genuineness of all signatures.

For purposes of this opinion, we have assumed (i) that the Trust Instrument constitutes the entire agreement among the parties thereto with respect to the subject matter thereof, including with respect to the creation, operation and termination of the Trust, and that the Trust Instrument, the By-laws and the Certificate of Trust are in full force and effect and will not be amended, (ii) except to the extent provided in paragraph 1 below, the due organization or due formation, as the case may be, and valid existence in good standing of each party to the documents examined by us under the laws of the jurisdiction governing its organization or formation, (iii) the legal capacity of natural persons who are parties to the documents examined by us, (iv) that each of the parties (other than the Trust) to the documents examined by us has the power and authority to execute and deliver, and to perform its obligations under, such documents, (v) the due authorization, execution and delivery by all parties thereto of all documents examined by us, (vi) the payment by each Person to whom a Share has been or is to be issued by the Trust (collectively, the “Shareholders”) for such Share, in accordance with the Trust Instrument and the Resolutions and as contemplated by the Registration Statement, and (vii) that the Shares have been and are issued and sold to the Shareholders in accordance with the Trust Instrument and the Resolutions and as contemplated by the Registration Statement. We have not participated in the preparation of the Registration Statement and assume no responsibility for its contents.

This opinion is limited to the laws of the State of Delaware (excluding the securities laws of the State of Delaware), and we have not considered and express no opinion on the laws of any other jurisdiction, including federal laws and rules and regulations relating thereto. Our opinions are rendered only with respect to Delaware laws and rules, regulations and orders thereunder which are currently in effect.

Based upon the foregoing, and upon our examination of such questions of law and statutes of the State of Delaware as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

1.      The Trust has been duly created and is validly existing in good standing as a statutory trust under the Delaware Statutory Trust Act, 12 Del. C. § 3801, et. seq.

2.      The Shares of the Trust have been duly authorized and, when issued, will be validly issued, fully paid and, subject to Article VIII of the Trust Instrument, nonassessable beneficial interests in the Trust.

We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. In giving the foregoing consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Richards, Layton & Finger, P.A.

EXHIBIT A

The Royce Fund

Series	Class of Shares

Pennsylvania Mutual Fund	R Class Shares
Royce Premier Fund	R Class Shares
Royce Low-Priced Stock Fund	R Class Shares and Investment Class Shares
Royce Total Return Fund	R Class Shares
Royce Opportunity Fund	R Class Shares
Royce Heritage Fund	Investment Class Shares
Royce Value Fund	Investment Class Shares
Royce Value Plus Fund	Investment Class Shares
Royce 100 Fund	Investment Class Shares
Royce International Value Fund	Service Class Shares
Royce International Smaller-Companies Fund	Service Class Shares